Exhibit 99.(c)(3)

The Conflicts Committee of the Board of Directors of GasLog Partners LP February 2023

Confidential These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of GasLog Partners GP LLC, the general partner of GasLog Partners LP (“GLOP,” or the “Partnership”), to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Evercore. These materials are based on information provided by or on behalf of the Conflicts Committee, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial or operating performance prepared by or reviewed with the management of GLOP and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of GLOP. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Conflicts Committee. These materials were compiled on a confidential basis for use by the Conflicts Committee and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore or any of its affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, regulatory, accounting or tax advice. Accordingly, any statements contained herein as to legal, regulatory, accounting or tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any person, including for the purpose of avoiding tax penalties that may be imposed on such person. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Confidential

Agenda Items

Introduction

Diligence Items

(Sent as a separate attachment)

- GasLog Partners Diligence
  - Management forecasts and operating model (status quo and synergy projections)
  - Charter-free and charter-attached vessel appraisals
  - FSRU conversion of the Sponsor's GasLog *Chelsea* and GLOP's opportunity to convert its steam vessels
- Industry Diligence
  - Projected rechartering rates
  - Fleet positioning within LNGC market

Strategy

- Align on procedures for negotiations and other interactions with GasLog Ltd. and its advisors
  - Discuss appropriate points of contact

Timeline

- 1st Meeting: ~2 weeks following receipt of financial model and other major diligence items
- 2nd Meeting: To be determined subsequent to 1st Meeting

Working Group List

(Sent as a separate attachment)

- Please direct any additions or revisions to Matthew.McGarry@Evercore.com

EVERCORE

1

GASLOG PARTNERS

Confidential 2.5% 24.1% 0.7% - 2.5 5.0 7.5 10.0 (10.0%) 0.0% 10.0% 20.0% 30.0% 1/24/23 1/27/23 1/30/23 2/2/23 2/5/23 2/8/23 Daily Unit Trading Volume (millions) Trading Performance Since Unaffected Date Situation Update GasLog Partners’ common unit price has traded up considerably since the $7.70 proposal from the Sponsor Source: FactSet (as of 2/8/23) 2 GasLog Partners Peer Index1 S&P 500 GLOP Common Unit Volume (1/25/23) GLOP announces $7.70 proposal from its Sponsor. Units close at a price of $8.00 Offer Premium to Unaffected Price: 10.3% Common Unit Price Performance and Volume (Since 1/24/23 Unaffected Date) Average Daily Trading Volume (mm) Unit Price Since Unaffected Date 1.071 As of Unaffected Date (90-Day) 0.351 1. Includes COOL, CPLP, DLNG, EE, FLNG and KNOP, weighted by market capitalization Current Price: $8.66